PRICEWATERHOUSECOOPERS LLP
______________________________________________________________________________
                                         PricewaterhouseCoopers LLP
                                         101 E. Kennedy Boulevard
                                         Suite 1500
                                         Tampa, FL  33602-5147
                                         Telephone (813) 229-3636

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


To the Shareholders and Board of Trustees of Heritage Cash Trust

In planning and performing our audit of the financial statements of the Heritage Cash Trust (the "Trust") for the year ended August 31, 2002, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of the Trust is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of control. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with accounting principles generally accepted in the United States of America. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal control, errors or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of any specific internal control components does not reduce to a relatively low level the risk that misstatements or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of August 31, 2002.

This report is intended solely for the information and use of the Board of Trustees, management and the Securities and Exchange Commission and its not intended to be and should not be used by anyone other than these specified parties.


/s/ PricewaterhouseCoopers LLP
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PricewaterhouseCoopers LLP
October 4, 2002